Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-215024) of Marrone Bio Innovations, Inc. and

(2) Registration Statement (Form S-8 No. 333-191048) pertaining to the Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan, the Marrone Bio Innovations, Inc. 2011 Stock Plan, and the Marrone Bio Innovations, Inc. Stock Option Plan, as amended of our report dated March 31, 2017, with respect to the consolidated financial statements of Marrone Bio Innovations, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Roseville, California

March 31, 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Marrone Bio Innovations, Inc.

We have audited the accompanying consolidated balance sheets of Marrone Bio Innovations, Inc. (“the Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marrone Bio Innovations, Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since inception, has a net capital deficiency, and has additional capital needs that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2016 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Roseville, California

March 31, 2017